Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: David G. Mee
615 J.B. Hunt Corporate Drive	Executive Vice President, Finance/Admistration
Finance/Administration	and Chief Financial Officer
Lowell, Arkansas 72745	(479) 820-8363
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS EARNINGS FOR THE THIRD QUARTER 2014

■ Third Quarter 2014 Revenue:	$1.60 billion; up 12%
■ Third Quarter 2014 Operating Income:	$172 million; up 14%
■ Third Quarter 2014 EPS:	87 cents vs. 75 cents

LOWELL, ARKANSAS, October 14, 2014 - J.B. Hunt Transport Services, Inc., (NASDAQ:JBHT) announced third quarter 2014 net earnings of $102.4 million, or diluted earnings per share of 87 cents vs. third quarter 2013 net earnings of $89.5 million, or 75 cents per diluted share.

Total operating revenue for the current quarter was $1.60 billion, compared with $1.44 billion for the third quarter 2013. Load growth in Intermodal (JBI), improved asset productivity and implemented rate increases in Dedicated Contract Services (DCS)™ and an increase in both load volume and revenue per load in Integrated Capacity Solutions (ICS), helped drive 8%, 13% and 35% increases in segment revenue, respectively. Truck (JBT) segment revenue decreased by 1%; primarily from a 6% smaller fleet. Current quarter total operating revenue, excluding fuel surcharges, increased 13% vs. the comparable quarter 2013.

Operating income for the current quarter totaled $172 million vs. $151 million for the third quarter 2013. The increase in operating income from load growth, higher productivity and rate increases was partially offset by lower box turns from slower train speeds, increases in driver recruiting costs, higher rates paid to third party carriers, higher driver mileage pay, higher equipment costs and higher insurance and workers’ compensation costs.

Interest expense in the current quarter increased from a year ago due to higher debt levels primarily from increased net capital expenditures. The effective income tax rate for the current quarter was 38.10% compared to 38.25% for the third quarter 2013. We expect our 2014 annual tax rate to be approximately 38.10%.

Segment Information:

Intermodal (JBI)

■    Third Quarter 2014 Segment Revenue:   $964 million; up 8%

■    Third Quarter 2014 Operating Income:   $125 million; up 6%

Overall volumes increased 8% over the same period in 2013 in an environment of challenging rail service and limited dray fleet capacity. Eastern network growth was 19% and transcontinental growth was 2% over the third quarter 2013. Revenue grew 8% reflecting volume growth and flat revenue per load, which is the combination of freight mix, customer rate increases and fuel surcharges. Revenue per load excluding fuel surcharges increased 1% compare to third quarter 2013.

Operating income increased 6% over prior year. Slow train speeds and the shortage in dray fleet capacity continues to impact network fluidity resulting in decreased box turns and decreased dray fleet utilization compared to third quarter 2013. Increased costs to attract and retain drivers, increased outsourced dray costs, higher insurance and claims costs, higher equipment costs and an increase in operating supplies compared to prior year partially offset the increased revenue. The current period ended with approximately 71,600 units of trailing capacity and 4,650 power units assigned to the dray fleet.

Dedicated Contract Services (DCS)

■   Third Quarter 2014 Segment Revenue:  $361 million; up 13%

■   Third Quarter 2014 Operating Income:  $34.3 million; up 17%

DCS revenue increased 13% during the current quarter over the same period in 2013. Productivity (revenue per truck per week) increased by approximately 4% vs. 2013 due to increased customer demand at accounts open longer than a year and rate increases implemented during the quarter. A net additional 538 revenue producing trucks were in the fleet by the end of the quarter compared to prior year primarily reflecting new contract implementations in this and prior periods.

Operating income increased by 17% from a year ago. The increase is primarily due to the revenue from increased customer activity and higher rates, but was partially offset by continued higher costs for driver hiring and retention, increased insurance and claims costs, higher workers’ compensation costs and fewer gains on the sale of equipment compared to the same period in 2013.

Integrated Capacity Solutions (ICS)

■  Third Quarter 2014 Segment Revenue: $185 million; up 35%

■  Third Quarter 2014 Operating Income: $8.4 million; up 197%

ICS revenue increased 35% in the current quarter vs. the third quarter 2013, primarily due to a 24% increase in load volume and an 9% increase in revenue per load. Revenue grew faster than volumes primarily due to freight mix changes driven from customer demand. Both transactional and contractual volumes continued to grow during the quarter. Contractual business was approximately 64% of total load volume but only 58% of total revenue in the current quarter compared to 64% of total volume and 61% of total revenue in third quarter 2013.

Operating income increased 197% over the same period 2013 primarily due to increased revenue and a higher gross profit margin. Gross profit margin increased to 13.3% in the current quarter vs. 10.4% last year primarily due to customer rate increases in the contractual business and maintaining margin discipline in the transactional business. Personnel costs increased from the comparable period a year ago as we continue to on-board and train staff in order to expand our branch network. Total branches at the end of the quarter grew to 28. ICS’s carrier base increased 11% and the employee count increased 18% vs. third quarter 2013.

Truck (JBT)

■  Third Quarter 2014 Segment Revenue:   $96 million; down 1%

■  Third Quarter 2014 Operating Income:   $4.3 million; up 569%

JBT revenue for the current quarter decreased 1% from the same period in 2013 primarily from a 6% reduction in fleet size. Revenue excluding fuel surcharge increased 1%. Rates per loaded mile, excluding fuel surcharge increased 10% on a 3% shorter length of haul compared to third quarter 2013. Intentional freight mix change, to create a more balanced operating network, and core customer rate increases of approximately 6% contributed to the overall rate increase. At the end of the period, JBT operated 1,843 tractors compared to 1,951 a year ago.

Operating income increased by 569% compared to third quarter 2013. Favorable changes from increased rates per loaded mile and a smaller trailer fleet were offset by increased driver and independent contractor costs per mile, increased driver hiring costs, higher equipment costs per unit and increased insurance and safety costs compare to third quarter 2013.

Cash Flow and Capitalization:

At September 30, 2014, we had a total of $837 million outstanding on various debt instruments compared to $687 million at September 30, 2013 and $708 million at December 31, 2013.

Our net capital expenditures for the nine months ended September 30, 2014 approximated $479 million compared to $334 million for the same period 2013. At September 30, 2014, we had cash and cash equivalents of approximately $5.9 million.

We did not purchase any shares of our common stock during the quarter. At September 30, 2014 we had approximately $263 million remaining under our share repurchase authorization. Actual shares outstanding at September 30, 2014 approximated 117 million.

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2013. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available immediately to interested parties on our web site, www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$1,316,951		$1,165,965
Fuel surcharge revenues	284,205		269,885
Total operating revenues	1,601,156	100.0%	1,435,850	100.0%

Operating expenses
Rents and purchased transportation	802,092	50.1%	724,417	50.5%
Salaries, wages and employee benefits	327,106	20.4%	289,789	20.2%
Fuel and fuel taxes	115,503	7.2%	114,147	7.9%
Depreciation and amortization	75,416	4.7%	64,291	4.5%
Operating supplies and expenses	56,978	3.6%	55,378	3.9%
Insurance and claims	21,904	1.4%	13,878	1.0%
General and administrative expenses, net of asset dispositions	15,057	0.9%	10,172	0.6%
Operating taxes and licenses	9,893	0.7%	8,168	0.6%
Communication and utilities	5,107	0.3%	4,881	0.3%
Total operating expenses	1,429,056	89.3%	1,285,121	89.5%
Operating income	172,100	10.7%	150,729	10.5%
Net interest expense	6,649	0.4%	5,835	0.4%
Earnings before income taxes	165,451	10.3%	144,894	10.1%
Income taxes	63,037	3.9%	55,422	3.9%
Net earnings	$102,414	6.4%	$89,472	6.2%
Average diluted shares outstanding	118,221		119,357
Diluted earnings per share	$0.87		$0.75

J.B. HUNT TRANSPORT SERVICES, INC.

Condensed Consolidated Statements of Earnings

(in thousands, except per share data)

(unaudited)

	Nine Months Ended September 30
	2014		2013
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,737,936		$3,325,070
Fuel surcharge revenues	817,994		785,225
Total operating revenues	4,555,930	100.0%	4,110,295	100.0%

Operating expenses
Rents and purchased transportation	2,282,992	50.1%	2,062,745	50.2%
Salaries, wages and employee benefits	951,517	20.9%	835,765	20.3%
Fuel and fuel taxes	352,452	7.7%	340,987	8.3%
Depreciation and amortization	216,109	4.7%	187,304	4.6%
Operating supplies and expenses	165,939	3.6%	149,918	3.6%
Insurance and claims	57,622	1.3%	38,759	0.9%
General and administrative expenses, net of asset dispositions	36,525	0.9%	33,581	0.9%
Operating taxes and licenses	28,517	0.7%	23,723	0.6%
Communication and utilities	15,620	0.3%	14,338	0.3%
Total operating expenses	4,107,293	90.2%	3,687,120	89.7%
Operating income	448,637	9.8%	423,175	10.3%
Net interest expense	21,358	0.4%	18,320	0.4%
Earnings before income taxes	427,279	9.4%	404,855	9.9%
Income taxes	162,793	3.6%	154,337	3.8%
Net earnings	$264,486	5.8%	$250,518	6.1%
Average diluted shares outstanding	118,567		119,552
Diluted earnings per share	$2.23		$2.10

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$963,568	60%	$890,099	62%
Dedicated	361,030	22%	318,951	22%
Integrated Capacity Solutions	185,135	12%	137,405	10%
Truck	95,754	6%	96,861	7%
Subtotal	1,605,487	100%	1,443,316	101%
Intersegment eliminations	(4,331)	(0%)	(7,466)	(1%)
Consolidated revenue	$1,601,156	100%	$1,435,850	100%

Operating income

Intermodal	$125,044	73%	$118,034	78%
Dedicated	34,294	20%	29,254	19%
Integrated Capacity Solutions	8,442	5%	2,839	2%
Truck	4,333	2%	648	1%
Other (1)	(13)	(0%)	(46)	(0%)
Operating income	$172,100	100%	$150,729	100%

	Nine Months Ended September 30
	2014		2013
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$2,729,731	60%	$2,541,093	62%
Dedicated	1,030,802	23%	900,658	22%
Integrated Capacity Solutions	520,659	11%	391,551	10%
Truck	289,297	6%	299,873	7%
Subtotal	4,570,489	100%	4,133,175	101%
Intersegment eliminations	(14,559)	(0%)	(22,880)	(1%)
Consolidated revenue	$4,555,930	100%	$4,110,295	100%

Operating income

Intermodal	$331,610	74%	$325,507	77%
Dedicated	80,212	18%	80,905	19%
Integrated Capacity Solutions	20,788	5%	12,174	3%
Truck	16,144	3%	4,699	1%
Other (1)	(117)	(0%)	(110)	(0%)
Operating income	$448,637	100%	$423,175	100%

 (1) Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2014	2013

Intermodal

Loads	445,385	411,548
Average length of haul	1,645	1,693
Revenue per load	$2,163	$2,163
Average tractors during the period *	4,615	4,033

Tractors (end of period)
Company-owned	3,895	3,452
Independent contractor	754	598
Total tractors	4,649	4,050

Net change in trailing equipment during the period	1,954	2,009
Trailing equipment (end of period)	71,678	63,920
Average effective trailing equipment usage	70,516	62,448

Dedicated

Loads	544,304	485,994
Average length of haul	176	190
Revenue per truck per week**	$4,170	$4,023
Average trucks during the period***	6,650	6,099

Trucks (end of period)
Company-owned	6,252	5,606
Independent contractor	6	10
Customer-owned (Dedicated operated)	496	600
Total trucks	6,754	6,216

Trailing equipment (end of period)	20,027	18,355
Average effective trailing equipment usage	21,052	19,828

Integrated Capacity Solutions

Loads	116,401	93,880
Revenue per load	$1,590	$1,464
Gross profit margin	13.3%	10.4%
Employee count (end of period)	577	490
Approximate number of third-party carriers (end of period)	37,700	34,000

Truck

Loads	89,636	95,302
Average length of haul	419	434
Loaded miles (000)	37,674	41,151
Total miles (000)	44,436	47,969
Average nonpaid empty miles per load	73.6	71.0
Revenue per tractor per week**	$4,109	$3,758
Average tractors during the period *	1,816	1,989

Tractors (end of period)
Company-owned	1,249	1,193
Independent contractor	594	758
Total tractors	1,843	1,951

Trailers (end of period)	6,776	7,698
Average effective trailing equipment usage	5,816	6,744

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2014	2013

Intermodal

Loads	1,260,809	1,177,910
Average length of haul	1,652	1,691
Revenue per load	$2,165	$2,157
Average tractors during the period *	4,437	3,860

Tractors (end of period)
Company-owned	3,895	3,452
Independent contractor	754	598
Total tractors	4,649	4,050

Net change in trailing equipment during the period	5,699	4,958
Trailing equipment (end of period)	71,678	63,920
Average effective trailing equipment usage	67,750	59,511

Dedicated

Loads	1,553,092	1,331,134
Average length of haul	178	195
Revenue per truck per week**	$4,069	$4,079
Average trucks during the period***	6,559	5,729

Trucks (end of period)
Company-owned	6,252	5,606
Independent contractor	6	10
Customer-owned (Dedicated operated)	496	600
Total trucks	6,754	6,216

Trailing equipment (end of period)	20,027	18,355
Average effective trailing equipment usage	20,706	18,939

Integrated Capacity Solutions

Loads	329,287	289,543
Revenue per load	$1,581	$1,352
Gross profit margin	12.7%	11.7%
Employee count (end of period)	577	490
Approximate number of third-party carriers (end of period)	37,700	34,000

Truck

Loads	280,678	297,212
Average length of haul	404	430
Loaded miles (000)	113,389	126,914
Total miles (000)	133,625	148,624
Average nonpaid empty miles per load	69.7	72.9
Revenue per tractor per week**	$4,063	$3,835
Average tractors during the period*	1,862	2,035

Tractors (end of period)
Company-owned	1,249	1,193
Independent contractor	594	758
Total tractors	1,843	1,951

Trailers (end of period)	6,776	7,698
Average effective trailing equipment usage	5,788	7,132

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$5,859	$5,831
Accounts Receivable	671,298	568,519
Prepaid expenses and other	60,521	105,853
Total current assets	737,678	680,203
Property and equipment	3,584,953	3,259,814
Less accumulated depreciation	1,199,847	1,147,610
Net property and equipment	2,385,106	2,112,204
Other assets	36,134	26,997
	$3,158,918	$2,819,404

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$250,000	$250,000
Trade accounts payable	352,645	305,465
Claims accruals	87,413	68,221
Accrued payroll	74,862	72,063
Other accrued expenses	11,585	14,062
Deferred income taxes	13,787	2,485
Total current liabilities	790,292	712,296

Long-term debt	587,074	458,417
Other long-term liabilities	65,384	58,274
Deferred income taxes	556,349	577,965
Stockholders' equity	1,159,819	1,012,452
	$3,158,918	$2,819,404

Supplemental Data

(unaudited)

	September 30, 2014	December 31, 2013

Actual shares outstanding at end of period (000)	117,154	117,241

Book value per actual share outstanding at end of period	$9.90	$8.64

	Nine Months Ended September 30
	2014	2013

Net cash provided by operating activities (000)	$486,365	$411,228

Net capital expenditures (000)	$479,225	$333,624